FAM SERIES FUND, INC.

MERCURY FUNDAMENTAL GROWTH STRATEGY PORTFOLIO

SERIES # 5

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
1/23/2006	Sumitomo Financial	81	480,000	Daiwa Securities Goldman Sachs Intern. Daiwa Securities SMBC Europe Morgan Stanley UBS Investment Bank Nomura International Deutsche Bank JPMorgan Lehman Brother Merrill Lynch International